Registration No. 333-_____________

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM S-8
         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              MOTOROLA, INC.
           (Exact name of issuer as specified in its charter)

                 Delaware                                 36-1115800
      (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)             Identification Number)

1303 East Algonquin Road, Schaumburg, Illinois              60196
(Address of Principal Executive Offices)                  (Zip Code)

               Motorola Employee Stock Purchase Plan of 1999
                            ___________________

               Carl F. Koenemann, Executive Vice President
            1303 East Algonquin Road, Schaumburg, Illinois 60196
                 (Name and Address of agent for service)

                             (847) 576-5000
        (Telephone number, including area code, of agent for service)

                    Calculation Of Registration Fee
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                                       Proposed     Proposed
Title of                               maximum      maximum
securities             Amount          offering     aggregate Amount of
to be                  to be           price        offering  registration
registered             registered(1)   per share(2) price(2)  fee (2)

Motorola, Inc. Common
Stock($3 Par Value)(3) 18,100,000 shares $96.84   $17,528,040   $4,872.80

(1) Plus an indeterminate number of shares which may be required to be issued or may be issued pursuant to Section 2 of the Motorola Employee Stock Purchase Plan of 1999.

(2) Estimated solely for purposes of calculating registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the registrant's Common Stock on the New York Stock Exchange - Composite Tape on July 8, 1999.

(3) Includes preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the Common Stock.
                           ____________________

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by Motorola, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") (File No. 1-
7221) are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended April 3, 1999.

     (3) The description of the Company's Common Stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

     (4) The description of the Company's Preferred Share Purchase Rights included in the Registration Statement on Form 8-A dated November 5, 1998, as amended.

     All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the shares of the Company's Common Stock offered hereby have been sold or which deregisters all the shares of the Company's Common Stock then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for this purpose to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

     The validity of the shares offered under the Registration Statement is being passed upon for the Company by Carol H. Forsyte, Senior Corporate Counsel in the Company's Law Department. As of April 1, 1999, Ms. Forsyte owned 185 shares of Common Stock and held options to purchase 10,600 shares of which 3,000 shares were currently exercisable.

Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. The Company's Restated Certificate of Incorporation, as amended, and its Directors' and Officers' Liability Insurance Policy provide for indemnification of the directors and officers of the Company against certain liabilities.

Item 8.  Exhibits.

      5     Opinion and consent of Carol H. Forsyte,  Esq.

     23(a)  The consent of KPMG LLP.

     23(b)  The consent of Carol H. Forsyte, Esq. is included in Exhibit
            5.

Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg, State of Illinois, on the 9th day of July, 1999.

                                    MOTOROLA, INC.

                                    By: /s/ Christopher B. Galvin
                                    Christopher B. Galvin
                                    Chairman of the Board and
                                    Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on the date or dates indicated.

     Signature                      Title                        Date
     ---------                      -----                        ----
/s/ Christopher B. Galvin         Director and Principal
Christopher B. Galvin             Executive Officer          July 9, 1999

/s/ Carl F. Koenemann             Principal Financial
Carl F. Koenemann                 Officer                    July 9, 1999

/s/ Anthony M. Knapp              Principal Accounting
Anthony M. Knapp                  Officer                    July 9, 1999

/s/ Ronnie C. Chan
Ronnie C. Chan                    Director                   July 9, 1999

/s/ H. Laurance Fuller
H. Laurance Fuller                Director                   July 9, 1999

/s/ Robert W. Galvin
Robert W. Galvin                  Director                   July 9, 1999

/s/ Robert L. Growney
Robert L. Growney                 Director                   July 9, 1999

/s/ Anne P. Jones
Anne P. Jones                     Director                   July 9, 1999

/s/ Donald R. Jones
Donald R. Jones                   Director                   July 9, 1999

/s/ Judy C. Lewent
Judy C. Lewent                    Director                   July 9, 1999

/s/ Walter E. Massey
Walter E. Massey                  Director                   July 9, 1999

/s/ Nicholas Negroponte
Nicholas Negroponte               Director                   July 9, 1999

/s/ John E. Pepper, Jr.
John E. Pepper, Jr.               Director                   July 9, 1999

/s/ Samuel C. Scott
Samuel C. Scott III               Director                   July 9, 1999

/s/ Gary L. Tooker                Vice Chairman
Gary L. Tooker                    of the Board of Directors  July 9, 1999

/s/ B. Kenneth West
B. Kenneth West                   Director                   July 9, 1999

/s/ John A. White
John A. White                     Director                   July 9, 1999